                                                                    EXHIBIT 99.1

                    APPLIED INNOVATION REPORTS FOURTH QUARTER
                      AND FULL YEAR 2004 FINANCIAL RESULTS

      COMPANY REPORTS BEST QUARTERLY SALES AND OPERATING INCOME OF THE YEAR

AT APPLIED INNOVATION:
Andrew Dosch
Vice President and Chief Financial Officer
(614) 798-2000

DUBLIN, OHIO (FEBRUARY 15, 2005) - Applied Innovation Inc. (NASDAQ: AINN) today announced operating results for the fourth quarter and year ended December 31, 2004.

Sales for the three months ended December 31, 2004 were $10.0 million, a 12% increase compared to sales of $8.9 million in the fourth quarter last year. Increased demand from the Company's largest wireline customers and continued sales growth in the wireless market contributed to the Company's best quarter of the year. Strong profit margins combined with continued cost controls resulted in operating income of $1.0 million for the fourth quarter of 2004, including $378,000 of restructuring charges, compared to operating income of $360,000 for the same period in 2003.

Fourth quarter 2004 net income was $728,000, or $0.05 per diluted share, compared to $690,000, or $0.05 per diluted share, for the corresponding quarter of the prior year.

For the year ended December 31, 2004, sales totaled $31.4 million compared to sales of $34.0 million in 2003. The Company's 2004 net loss was $793,000, or $0.05 per share, compared to a net loss of $535,000, or $0.04 per share, in 2003. There were $606,000 in restructuring charges in 2004 compared to a restructuring benefit of $32,000 in 2003.

The Company's operations generated $2.4 million in cash during the 2004 fourth quarter and the Company ended the year with $25.7 million of cash and investments. There was no debt at December 31, 2004.

President and Chief Executive Officer, William H. Largent, said, "In 2004, we showed marked progress in our goal to diversify the business with substantial growth in our wireless and international markets and continued strides in our government business development efforts. Wireless and international revenues increased 142% and 99%, respectively, from the previous year, contributing more than $9.7 million, or 31%, of total 2004 sales compared to $4.2 million, or 12%, of total 2003 sales. We're also pleased to have benefited from an increase in activity in the second half of the year from our largest wireline customers, particularly in their commitment to broadband network deployments. In addition to market diversification, we strengthened our product portfolio, adding several new products aligned with the growth areas of our business. These products, including AIremote, AIfirewall and third-party routers and Ethernet switches, contributed greater than 15% of our total revenue for the year."

Mr. Largent continued, "We are pleased with our fourth quarter results. The sales rebound experienced in the third quarter continued into the fourth quarter resulting in the highest quarterly sales and operating income of the year. For the first time in two years we generated over $1 million in quarterly operating income."

RECENT HIGHLIGHTS
Since the beginning of the fourth quarter the Company:

      - Reached general availability and completed the first sale of its AIbadger-RFM product for a remote performance monitoring application

      - Further penetrated its largest wireless customer, receiving initial orders from a new region

      - Received initial orders as part of a FTTP deployment at a large wireline carrier; these orders came earlier than expected, driven by the customer's accelerated deployment schedule

      - Received significant follow-on orders for Ethernet switch and router products for additional enterprise and data communications network applications

      - Received multiple orders from a large wireline carrier to continue their legacy packet data network replacement project

      - Submitted multiple responses to requests for proposals focused on networking and managing chemical, biological, radiological and nuclear sensors in support of a variety of homeland security applications

OTHER OPERATING RESULTS

The Company's gross profit for the fourth quarter of 2004 increased to $5.5 million compared to gross profit of $4.9 million for the fourth quarter of 2003. As a percentage of sales, gross profit was 55% for both periods.

Gross profit on product sales for the fourth quarter of 2004 was $4.7 million, or 55% of product sales of $8.6 million. For the same period last year, product sales were $6.8 million and generated gross profit of $3.8 million, or 56% of product sales.

Services gross profit for the fourth quarter of 2004 was $831,000, or 64% of services sales of $1.3 million. For the fourth quarter of 2003, services sales of $2.1 million generated gross profit of $1.0 million, or 48% of services sales. Services sales decreased as a result of fewer installation and custom service projects; however, gross margin improved due to increased use of internal personnel instead of consultants and a greater mix of higher margin maintenance revenue.

Research and development expenses for the fourth quarter of 2004 were $1.1 million, or 11% of sales, compared to $1.4 million, or 16% of sales, for the fourth quarter of 2003. Salaries and related expenses, compliance testing and depreciation decreased in the fourth quarter of 2004 compared to the same period in 2003 as a result of headcount reductions and other cost controls.

Selling, general and administrative expenses for the fourth quarter of 2004 were $3.0 million, or 30% of sales, compared to $3.1 million, or 35% of sales, for the fourth quarter of 2003. Headcount reductions and the Company's focus on cost controls in 2004 resulted in decreased salaries and related expenses, travel, consulting and depreciation compared to 2003.

During the fourth quarter of 2004, the Company enacted a restructuring event affecting employees in sales, engineering, operations, services and administration. The Company recorded restructuring charges of $388,000, consisting of severance and other fringe benefit costs. Fourth quarter 2004 restructuring charges were partially offset by a $10,000 adjustment from a prior restructuring event. The Company expects to save over $3 million in 2005 as a result of this action combined with reductions in discretionary spending.

In the fourth quarter of 2004, the Company increased its annual effective tax benefit rate to 50% from 45%, the estimated effective rate utilized for the first nine months of the year. The increase was primarily due to differences between estimated and actual operating results for the year and the relative impact on the effective tax rate of certain reductions to the Company's tax contingency reserves. Based on its analysis of certain federal and state income tax items, the Company reduced tax contingency reserves by $48,000 in the fourth quarter of 2004 and $309,000 for the year. The change in the annual effective tax rate and adjustments to the tax contingency reserves in the fourth quarter resulted in an effective tax rate of 39% for the quarter.

SUBSEQUENT EVENTS

In January 2005, the Company announced management changes resulting in the election of William H. Largent as President and Chief Executive Officer. Former President and Chief Executive Officer, Gerard B. Moersdorf, Jr. resigned as President and Chief Executive Officer, but will retain his position as Chairman of the Board of Directors. At the same time, Michael P. Keegan resigned his position as Executive Vice President and Chief Operating Officer.

In February 2005, the Company enacted a restructuring event affecting employees in sales, engineering, operations, services and administration. The action was taken primarily as a cost reduction measure with the intention of improving Company profitability.

As a result of both of these actions, restructuring charges of approximately $1 million, consisting of severance and other fringe benefit costs, will be included in the first quarter 2005 financial statements. The Company expects to reduce operating costs by over $2.5 million on an annualized basis as a result of these actions and other cost cutting measures.

Additionally, the Company was notified in January 2005 that it was not selected as the vendor to replace a legacy packet data network in Australia, which had been under consideration for several months.

INDUSTRY AND COMPANY OUTLOOK

Mr. Largent stated, "While Applied Innovation has endured many changes in the past year, we're confident that the business is positioned for both near-term profitability and longer-range growth as we continue to make the transition from a concentrated wireline equipment supplier to a more diversified company. Our wireless business has shown strong growth for the second consecutive year. We believe that growth in this market will continue in 2005 as service providers look for opportunities to manage their networks more efficiently to balance new service introduction and infrastructure growth while controlling operating costs. The ongoing consolidation in this market presents an excellent opportunity for us. The challenge for us will be to keep the sales cycles moving forward during the transition periods."

Mr. Largent continued, "Much of the uncertainty in the wireline market has been removed by FCC rulings in 2004. Our wireline customers are moving forward with major broadband to the home and voice-over-IP initiatives. Our objective is to ensure that our remote site monitoring, security and aggregation products become standard equipment for these deployments. While we were unsuccessful in securing the packet data network project in Australia, the international market remains poised to be a growing contributor to the overall business. In 2005 we will look to expand both the breadth and depth of our sales opportunities. The government market, more specifically the networking of intelligent sensors, is anticipated to contribute to sales and earnings in 2005. This is a new and growing market where we have an opportunity to gain a leadership position."

"We will continue to invest in product and market development areas that show the greatest growth potential and drive us forward to the goal of further diversifying the business. While the second half of 2004 results were encouraging, we recognize that the Company must continue to consider all available strategic alternatives that enhance shareholder value," concluded Mr. Largent.

ABOUT APPLIED INNOVATION

Applied Innovation is a network management solutions company that simplifies and enhances the operation of complex, distributed voice and data networks. Building on a deep knowledge of network architecture, elements and management, Applied Innovation delivers unique hardware, software and service solutions that provide greater connectivity, visibility and control of network elements and the systems that support them.

Applied Innovation, headquartered in Dublin, Ohio, is traded on NASDAQ under the symbol AINN. For more information, please visit the Company's Web site at www.AppliedInnovation.com.

SAFE HARBOR STATEMENT

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of the Company and its management, and specifically include statements regarding: expected annual savings of over $3 million as a result of restructuring and reductions in discretionary spending (paragraph 14); intention of improving Company profitability (paragraph 17); restructuring charges of $1 million included in the first quarter 2005 financial statements (paragraph 18); expected reduction of operating costs by over $2.5 million annually as a result of management changes, restructuring and other cost cutting measures (paragraph 18); positioning of the business for near-term profitability and longer-range growth (paragraph 20); growth in the wireless market continuing in 2005 (paragraph 20); ongoing consolidation in the wireless market (paragraph 20); the Company's objective to ensure that its products become standard equipment in broadband and voice-over-IP deployments (paragraph
21); the international market being poised to be a growing contributor to the overall business (paragraph 21); expanding the breadth and depth of sales opportunities (paragraph 21); the government market anticipated contribution to sales and earnings in the coming year (paragraph 21); and continued investment in product and market development areas that show the greatest growth potential and drive us forward to the goal of diversifying the business (paragraph 22). These forward-looking statements involve numerous risks and uncertainties, including, without limitation: the demand for telecommunication equipment generally and in particular for the equipment and services offered by the Company; the Company's ability to generate sales orders during fiscal 2005 and thereafter; the acceptance of the Company's present products and services and its ability to hire technical staff; labor strikes or other disruptions in our customers' operations; the Company's ability to adapt to technological changes; the availability of capital to support the Company's business plans; that the government may not purchase any products or services from the Company; and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2003. One or more of these factors have affected, and could in the future affect, the Company's business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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APPLIED INNOVATION INC.
SUMMARY FINANCIAL HIGHLIGHTS
($ in thousands, except per share and shares outstanding)

SUMMARY BALANCE SHEET INFORMATION

                                                         (Unaudited)
                                                        Dec. 31, 2004      Dec. 31, 2003
                                                        -------------      -------------
Cash and cash equivalents                                  $ 9,774           $ 12,031
Short-term investments                                       6,969              5,582
Accounts receivable, net                                     4,658              3,449
Inventory, net                                               2,392              2,814
Other current assets                                         1,490              3,488
                                                           -------           --------
     Current assets                                         25,283             27,364
Property, plant and equipment, net                           6,541              7,060
Investments                                                  8,955             10,360
Goodwill                                                     3,526              3,526
Other assets                                                 3,093              1,573
                                                           -------           --------
     Total assets                                          $47,398           $ 49,883
                                                           =======           ========

Accounts payable                                               853                790
Accrued expenses                                             2,704              2,597
Deferred revenue                                               901              2,269
Note payable                                                    --                750
                                                           -------           --------
     Total liabilities                                       4,458              6,406
Stockholders' equity                                        42,940             43,477
                                                           -------           --------
     Total liabilities and stockholders' equity            $47,398           $ 49,883
                                                           =======           ========

SUMMARY OPERATIONAL INFORMATION (UNAUDITED)

                                         Three Months Ended                   Year Ended
                                            December 31,                      December 31,
                                     ----------------------------     -----------------------------
                                         2004            2003            2004              2003
                                     ------------    ------------     ------------     ------------
Sales                                $      9,959    $      8,887     $     31,397     $     33,968
Cost of sales                               4,478           4,013           14,524           16,354
                                     ------------    ------------     ------------     ------------
    Gross profit                            5,481           4,874           16,873           17,614
R&D                                         1,076           1,365            5,120            5,575
SG&A                                        3,012           3,149           13,178           13,689
Restructuring charges                         378              --              606              (32)
                                     ------------    ------------     ------------     ------------
    Income (loss) from operations           1,015             360           (2,031)          (1,618)
Interest and other income                     169             114              452              393
                                     ------------    ------------     ------------     ------------
    Income (loss) before taxes              1,184             474           (1,580)          (1,225)
Income tax expense (benefit)                  456            (216)            (787)            (690)
                                     ============    ============     ============     ============
    Net income (loss)                $        728    $        690     $       (793)    $       (535)
                                     ============    ============     ============     ============

Diluted EPS                          $       0.05    $       0.05     $      (0.05)    $      (0.04)
Diluted shares                         15,137,609      15,262,902       15,077,118       14,994,924


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SUMMARY CASH FLOW INFORMATION (UNAUDITED)

                                          Three Months Ended            Year Ended
                                             December 31,              December 31,
                                         ---------------------     ---------------------
                                           2004         2003         2004         2003
                                         --------     --------     ---------    --------
Operating activities:
    Net income (loss)                    $    728     $    690     $   (793)    $   (535)
    Depreciation and amortization             230          339        1,209        1,407
    Deferred income taxes                     600          164         (569)         164
    Other non-cash charges                     13           18          101           22
    Working capital changes, net              870          483       (1,051)       2,703
                                         --------     --------     --------     --------
          Operating cash flow               2,441        1,694       (1,103)       3,761
                                         --------     --------     --------     --------
Investing activities:
     Purchases of PP&E                       (110)        (131)        (657)        (480)
     Changes in investments, net              404          239           (6)        (908)
     Other, net                                10           --           26           17
                                         --------     --------     --------     --------
          Investing cash flow                 304          108         (637)      (1,371)
                                         --------     --------     --------     --------
Financing activities:
     Proceeds from note receivable             --           --           --          383
     Payment of note                           --           --         (750)          --
     Proceeds from sale of stock               49           70          233          272
                                         --------     --------     --------     --------
          Financing cash flow                  49           70         (517)         655
                                         --------     --------     --------     --------
Increase (decrease) in cash and cash
     equivalents                            2,794        1,872       (2,257)       3,045
Cash and cash equivalents - beginning
     of period                              6,980       10,159       12,031        8,986
                                         --------     --------     --------     --------
Cash and cash equivalents - end of
     period                              $  9,774     $ 12,031     $  9,774     $ 12,031
                                         ========     ========     ========     ========